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                                                                    Exhibit 99.1


                               [GKH Partners, L.P. letterhead]




                                                        December 3, 2002



Mr. Mark S. Berg
Senior Vice President
 and General Counsel
Hanover Compressor Company
12001 N. Houston Rosslyn
Houston, Texas 77086

Dear Mark:

     Please be advised that the general partner of GKH Investments, L.P. ("the Fund") and GKH Private Limited (the "Parallel Investor"), GKH Partners, L.P. ("GKH") has determined to make a partial distribution of 10,000,000 shares out of a total of 18,274,795 of Hanover Compressor Company ("HC") to the limited and general partners effective at the close of the market today.

     Additionally, we would like to advise you that the general partners of GKH have communicated to the limited partners that, "the general partners presently intend to retain all the shares that they will receive in the distribution. The general partners of GKH believe that HC remains an attractive investment based on its market position and industry fundamentals. Moreover, the general partners of GKH have a high level of confidence in the senior management team and board that has been assembled during 2002, led by Chairman Victor Grijalva, Chief Executive Officer and President Chad Deaton, Chief Financial Officer John Jackson, and General Counsel Mark Berg."


                                         Very truly yours,

                                         GKH Partners, L.P.



                                  by: /s/ Melvyn N. Klein
                                     -----------------------------------
                                     President,
                                     JAKK Holding Corporation